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                                                                    EXHIBIT 99.1

                          BRAUN'S FASHIONS CORPORATION
                            1997 STOCK INCENTIVE PLAN

         1. PURPOSE. The purposes of the Plan are to: (1) advance the interest of Braun's Fashions Corporation, a Delaware corporation (the "Company"), and its shareholders by providing an incentive to attract and retain the officers and other key employees of the Company and its subsidiaries who are primarily responsible for the management and successful growth of the business of the Company and its subsidiaries; and (2) closely associate the interests of the management and directors of the Company with the shareholders by reinforcing the relationship between employee stock options and shareholder gains; (3) provide management with an equity ownership in the Company commensurate with the Company's performance as reflected in increased shareholder value; and (4) maintain competitive compensation levels. It is intended that this purpose will be effected through the granting of stock options and/or stock awards (collectively, the "Grants") as provided herein.

         2. EFFECTIVE DATE AND TERM OF PLAN. The effective date of the Plan shall be July 16, 1997. No Grants shall be made after July 15, 2007, provided, however, that the Plan and all Grants made on or before July 15, 2007, shall remain in effect until they have been satisfied or terminated in accordance with the terms thereof.

         3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Stock Compensation Committee (the "Committee") of the Board of Directors of the Company, which shall consist of at least two (2) directors, none of whom, while serving on the Committee, shall be, or within one year prior thereto have been, eligible to receive Grants under the Plan. The Committee shall have authority to adopt rules and regulations for carrying out the Plan, to select the individuals to whom Grants will be made, to determine the number of shares to be optioned or awarded to each such individual to interpret, construe and implement the provisions of the Plan. Decisions of the Committee shall be binding upon the Company and upon all individuals eligible to participate in the Plan. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or to any award thereunder.

         4. STOCK SUBJECT TO THE PLAN. The aggregate number of shares subject to the Plan shall be three hundred thousand (300,000) shares of the Common Stock of the Company, $.01 par value per share. Such shares may be authorized and unissued shares or may be treasury shares. Any shares subject to an option or award which for any reason expires or is terminated unexercised as to such shares may again be subject to an option or award under the Plan.

         5. ELIGIBILITY. Grants of "incentive options" (defined below) may be made only to officers and other key employees of the Company or any subsidiary of the Company. Full or part-time employees, directors who are not employees, consultants or independent contractors to the


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Company or any subsidiary of the Company shall be eligible to receive options which do not qualify as "incentive options."

                  In making this selection and determining the form and amount of Grants, the Committee shall consider any factors deemed relevant, including the individual's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and growth.

         6. INCENTIVE STOCK OPTIONS. Certain options granted hereunder shall be "incentive options" under the provisions of Section 422A of the Internal Revenue Code of 1986 (the "Code"), as amended, and the regulations thereunder.

                  Incentive options shall be evidenced by written stock option agreements in such form as the Committee shall approve from time to time, which agreements shall conform with this Plan and shall contain in substance the following terms and conditions:

                  a. NUMBER OF SHARES. The option agreement shall specify the number of shares to which it pertains.

                  b. PURCHASE PRICE. The purchase price per share of stock under each option shall be at least 100% of the fair market value of such stock on the day the option is granted, as determined by the Committee.

                  c. TERM AND EXERCISE. Each such option may be exercised at such time and in such manner (including, without limitation, in whole or in part) as specified by the Committee which may, among other things, provide that options may become subject to exercise in installments; provided, however, that in no event shall an option be exercisable more than ten (10) years from the date on which it is granted. An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. No option shall be exercisable for a fractional share of stock.

                  d. PAYMENT. The purchase price of any stock purchased pursuant to the exercise of an option granted hereunder shall be payable in full on the exercise date in cash or by check or by delivery of shares of Common Stock of the Company registered in the name of the optionee duly assigned to the Company with the assignment guaranteed by a bank, trust company or member firm of the New York Stock Exchange, or by a combination of the foregoing. Any such shares so delivered shall be deemed to have a value per share equal to the fair market value of the shares on such date, as determined by the Committee. Subject to the approval of the Committee, or of such person to whom the Committee may delegate such authority (its "designee") (but such designee shall have no authority to approve loans to himself), the Company may loan to the employee a sum equal to an amount which is not in excess of 100% of the purchase price of the shares so purchased, such loan to be


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         evidenced by the execution and delivery of a promissory note. Interest shall be paid annually on the unpaid balance of the promissory note at such rate as shall be determined by the Committee or its designee. Such promissory note shall be secured by the pledge to the Company of shares having an aggregate fair market value on the date of purchase equal to or greater than the amount of such note. An optionee shall have, as to such pledged shares, all rights of ownership including the right to vote such shares and to receive dividends paid on such shares, subject to the security interest of the Company. Such shares shall not be released by the Company from the pledge unless the proportionate amount of the note secured thereby has been repaid to the Company. All notes executed and delivered pursuant hereto shall be payable at such times and in such amounts and shall contain such other terms as shall be specified by the Committee or its designee or stated in the option agreement; provided, however, that such terms shall conform to requirements contained in any applicable regulations which are issued by any governmental authority.

                  e. RIGHTS AS A SHAREHOLDER. The optionee shall have no rights as a shareholder with respect to any shares covered by his option until the date of issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

                  f. PURCHASE FOR INVESTMENT. Each employee acquiring shares hereunder will be required to give a representation that he is acquiring such shares as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. This requirement shall be imposed solely for the purpose of enabling the Company to comply with the provisions of the Securities Act of 1933, as amended. If at any time the stock which may be issued pursuant to this Plan is registered with the Securities and Exchange Commission, this section and any representation given hereunder shall become inoperative.

                  g. MAXIMUM VALUE OF SHARES. No incentive option shall be granted to an employee in any calendar year under this or any other incentive option plan of the Company or its subsidiaries to purchase shares as to which the aggregate fair market value (determined on the date of grant) of shares which first become exercisable thereunder in any calendar year exceeds $100,000.

                  h. NONTRANSFERABILITY. No option shall be transferable by the optionee except by will or the laws of descent and distribution. During the life of an optionee, an option shall be exercisable only by such person or such person's guardian or legal representative.

                  i. TEN PERCENT SHAREHOLDER RULE. Notwithstanding any other provision in the Plan, if at any time an option is to be granted pursuant to the Plan, the optionee owns, directly or indirectly, shares of the Company's Common Stock possessing more than ten percent (10%) of the total combined voting power of the Common Stock, then any incentive options to be granted to such optionee pursuant to the Plan shall satisfy the requirements of Section 422(c)(5) of the Code, and the option price shall be not less than 110% of the fair


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         market value of the Common Stock of the Company as described herein, and such option by its terms shall not be exercisable after the expiration of five (5) years from the date such option is granted.

         7. NONQUALIFIED OPTIONS. Options other than "incentive written options" may be granted hereunder. Such nonqualified options shall be evidenced by written stock option agreements in such form as the Committee shall approve from time to time, which agreements shall conform with this Plan and shall contain in substance the terms and conditions specified in
Section 6 (with the exception of subsections (b), (g) and (i) thereof) of this Plan plus such other terms and conditions as the Committee shall designate.

         8. RESTRICTED STOCK AWARDS. The Committee may make awards, evidenced by such written agreement as the Committee shall, from time to time, prescribe, consisting of a specified number of shares of the Company's Common Stock with an appropriate restrictive legend affixed thereto or the right to receive such number of shares (hereinafter called "Restricted Stock"). Such award shall be neither an option nor a sale, but shall be subject to the following conditions and restrictions:

                  a. Restricted Stock may not be sold or otherwise transferred by the employee until ownership vests at such time and in such manner as specified by the Committee which may, among other things, provide that only a certain percentage of such shares shall vest each year.

                  b. Except as otherwise determined by the Committee, all rights and title to Restricted Stock granted to a participant under the Plan shall terminate and be forfeited to the Company upon failure to fulfill all conditions and restrictions applicable to such Restricted Stock, including, without limitation, continuation of the participant's employment with the Company or a subsidiary of the Company.

                  c. Except for the restrictions set forth herein and those specified by the Committee, a holder of Restricted Stock shall possess all the rights of a holder of the Company's Common Stock; provided, however, that in those cases where the Grant of Restricted Stock consists of the grant of the right to receive a specified number of shares of the Company's Common Stock, the holder of such Restricted Stock shall have the rights of a holder of the Company's Common Stock only with respect to the shares which shall have fully vested.

                  d. All other provisions of the Plan not inconsistent with this section shall apply to Restricted Stock or the holder thereof, as appropriate, unless otherwise determined by the Committee.

         9. RECAPITALIZATION. In the event there is any recapitalization in the form of a stock dividend, distribution, split, subdivision or combination of shares of Common Stock of the


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Company, resulting in an increase or decrease in the number of shares of
Common Stock outstanding, the number of shares of Common Stock available under the Plan, shall be increased or decreased proportionately, as the case may be, and the number of shares covered by each outstanding Grant and the exercise price per share under the outstanding options shall be increased or decreased proportionately, as the case may be, without change in the aggregate exercise price.

         10. REORGANIZATION. If, pursuant to any reorganization, sale or exchange of assets, consolidation or merger, outstanding Common Stock of the Company is or would be exchanged for other securities of the Company or of another corporation which is a party to such transaction, or for property, any option or other award under the Plan theretofore granted shall apply to the securities or property into which the Common Stock covered thereby would have been changed or for which such Common Stock would have been exchanged had such Common Stock been outstanding at the time. In any of such events the total number of class of shares then remaining available for issuance under the Plan (including shares reserved for outstanding options and awards and shares available for future grant of options or other award under the Plan) shall likewise be adjusted so that the Plan shall thereafter cover the number and class of shares equivalent to the shares covered by the Plan immediately prior to such event.

         11.      GENERAL RESTRICTIONS.

                  a. The Company will not be obligated to make any Grant or issue shares of Common Stock, or make any payment if counsel to the Company determines that such Grant, issuance or payment would violate any law or regulation of any governmental authority or any agreement between the Company and the NASD or any national securities exchange upon which the Common Stock is quoted or listed. In connection with any Grant, issuance or transfer, the person acquiring the shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company regarding such matters as the Company may deem desirable to assure compliance with all legal requirements. Each Grant shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such Grant upon NASDAQ, any securities exchange or under any state or federal law, or that the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, such Grant or the issue or purchase of shares thereunder, such Grant shall be subject to the condition that such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

                  b. Certificates evidencing shares of Common Stock issued pursuant to the Plan may bear a legend describing restrictions on transfer thereof.

         12. TERMINATION OF EMPLOYMENT. Subject to the specific provisions of any executive or any other employment agreement entered into by the Company, incentive options and nonqualified options, shall terminate immediately upon the termination of the optionee's employment by the Company or any subsidiary; provided, however, that in the event such

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termination of employment results from (i) the optionee's retirement with the consent of the Company, such options may be exercised within three (3) months of the date of termination, and (ii) the optionee's disability (as defined in Section 105(d)(4) of the Internal Revenue Code of 1986, as amended) or death, such options may be exercised by the optionee's legal representative, heir or devisee, as appropriate, within one (1) year from the date of disability or death. Notwithstanding clause (i) of the preceding sentence, the Company may terminate and cancel an incentive option or a nonqualified option during the three-month period referred to in such clause if the optionee engages in employment or activities contrary, in the opinion of the Board of Directors or the Committee, to the best interests of the Company or any subsidiary. In addition, the Committee shall, in each case in which clause (i) of the second preceding sentence may be applicable, determine whether a termination of employment shall be considered retirement with the consent of the Company. Notwithstanding the foregoing, (i) no incentive option or nonqualified option shall be exercisable after the expiration date of such option, and (ii) no incentive option or nonqualified option (or portion thereof) which is not exercisable on the date of termination of employment shall be exercisable thereafter without the consent of the Committee.

         13. DEFINITIONS. Any terms or provisions used herein which are defined in Sections 421, 422A or 425 of the Code, or the regulations thereunder or corresponding provisions of subsequent laws and regulations in effect at the time Grants are made hereunder shall have the meaning as therein defined.

         14. AMENDMENT OF THE PLAN. The Board of Directors of the Company, may, from time to time, terminate the Plan or modify or amend its term or the terms of any agreement entered into pursuant hereto in any respect whatsoever, including, without limitation, the making of such amendments or revisions as the Board shall deem advisable in order to conform the Plan to any change in any law or regulation applicable thereto; provided, however, that the Board shall not, without approval by a majority vote of the outstanding shares of the Company having general voting power, (i) increase the aggregate number of shares subject to the Plan (other than increases due to changes in capitalization), (ii) change the manner of determining the minimum option price, (iii) extend the period during which options may be granted or exercised, (iv) change the designation of the class of employees eligible to receive Grants, (v) amend the Plan in any manner that will cause incentive options issued under it to fail to meet the requirements of Section 422A of the Code, or (vi) materially increase the benefits accruing to participants under the Plan. No termination, modification or amendment of the Plan or any agreements hereunder shall, without the consent of the employee to whom any Grant shall theretofore have been made, impair the rights of such employee thereunder.

         15. NO EMPLOYMENT RIGHTS. The Plan and any Grants made under the Plan shall not confer upon any employee any right with respect to continuance of employment by the Company or any subsidiary, or interfere in any way with the right of the Company or any subsidiary by which an employee is employed to terminate his employment at any time, with or without cause.

         16. LEAVES OF ABSENCE. The Committee shall be entitled to make such rules, regulations, and determinations as it deems appropriate under the Plan with respect to any leave of absence taken

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by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan.

         17. WITHHOLDING TAXES. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have right to require the optionee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.

         18. DEFINITION. In this Plan, "fair market value" as of any date and in respect of any share of Common Stock means the closing price on such date or the next business day, if such date is not a business day, of a share of Common Stock reflected in the consolidate trading tables of the WALL STREET JOURNAL (presently as listed on The NASDAQ National Market System).


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                             FIRST AMENDMENT TO THE
                          BRAUN'S FASHIONS CORPORATION
                            1997 STOCK INCENTIVE PLAN

                                  July 22, 1998

RECITALS:

A. The Braun's Fashions Corporation 1997 Stock Incentive Plan (the "Plan") was adopted by the Board of Directors of Braun's Fashions Corporation (the "Company") and was approved by the shareholders of the Company on July 17, 1997. The Plan is now in full force and effect.

B. The Company desires to amend the Plan to increase the number of shares of common stock available for issuance under the Plan.

AMENDMENT:

         THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of paragraph 4 of the Plan is hereby amended to read as follows:

                  "4.      STOCK SUBJECT TO THE PLAN.  The aggregate number of
         shares subject to the Plan shall be four hundred fifty thousand (450,000) shares of the Common Stock of the Company, $.01 par value per share.

2. The foregoing amendment shall be effective as of July 22, 1998, the date the shareholders of approved this amendment at the Company's Annual Meeting of Shareholders.

3. Except as modified hereby, the Plan shall continue in full force and effect.

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                             SECOND AMENDMENT TO THE
                          BRAUN'S FASHIONS CORPORATION
                            1997 STOCK INCENTIVE PLAN

                                  July 28, 1999

RECITALS:

A. The Braun's Fashions Corporation 1997 Stock Incentive Plan (the "Plan") was adopted by the Board of Directors of Braun's Fashions Corporation (the "Company") and was approved by the shareholders of the Company on July 17, 1997 and amended on July 22, 1998. The Plan is now in full force and effect.

B. The Company desires to amend the Plan to increase the number of shares of common stock available for issuance under the Plan.

AMENDMENT:

         THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of paragraph 4 of the Plan is hereby amended to read as follows:

                  "4.      STOCK SUBJECT TO THE PLAN.  The aggregate number of
         shares subject to the plan shall be six hundred seventy-fifty thousand (675,000) shares of the common stock of the company, $.01 par value per share."

2. The foregoing amendment shall be effective as of July 28, 1999, the date the shareholders of the Company approved this amendment at the Company's Annual Meeting of Shareholders.

3. Except as modified hereby, the Plan shall continue in full force and effect.


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